Exhibit 10.1

EMPLOYMENT AGREEMENT

(SECOND RENEWAL AND EXTENSION)

This EMPLOYMENT AGREEMENT (Second Renewal and Extension) (this “Agreement”), dated as of June 13, 2012, is by and between ALEXANDER W. SMITH (“Executive”) and Pier 1 Imports, Inc., a Delaware corporation (the “Company”).

RECITALS

The Company and Executive entered into that certain Employment Agreement dated as of February 19, 2007 (such Employment Agreement, as amended on October 6, 2008, the “Employment Agreement”) which had an initial three-year term of which expired on February 27, 2010 (the “Initial Term”), and the Company and Executive renewed and extended the Employment Agreement, with such changes in terms and conditions as were agreed to by the Company and Executive, effective as of February 28, 2010 (the “First Renewal”), with a three-year term which expires on March 2, 2013 (the “Second Term”).

The Company and Executive desire to set forth the terms and conditions under which Executive shall continue to be employed after the Second Term, and upon which Executive shall be compensated by the Company.

The Company desires to continue to employ Executive as President and Chief Executive Officer of the Company for the period and upon the terms and conditions hereinafter set forth.

Executive desires to serve in such capacities for such period and upon such terms.

In consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

AGREEMENT

1.  EFFECTIVE DATE; TERM OF AGREEMENT.  This Agreement shall become effective as of March 3, 2013 (the “Effective Date”), except as otherwise provided herein. Executive’s employment shall continue on the terms provided herein until the close of the Company’s fiscal year on February 27, 2016 (the “Third Term”), unless earlier terminated as provided herein.  Unless earlier terminated as provided herein, the Third Term automatically shall renew on February 28, 2016, and on the day immediately following the close of each of the Company’s fiscal years thereafter, on terms no less favorable to Executive, but in each such case, if any, for an additional term of one Company fiscal year (each such one Company fiscal year period, a “Renewal Term,” or, if more than one, “Renewal Terms,” and the Third Term collectively with any Renewal Term or all Renewal Terms, as the case may be, the “Term”), unless either Executive or the Company gives the other party a Notice of Termination (as defined in Section 6(h) hereof) at least sixty (60) days prior to the expiration of the Third Term or any Renewal Term that the Term of the Agreement shall not be extended further.  The period ending on the day on which Executive’s employment with the Company ends, whether at the end of the Term or on such earlier date as may be provided herein, is hereinafter called the “Employment Period”.

2.  DEFINITIONS.

    (a)  Off-Price Family Apparel and/or Off-Price Home Fashions or Furniture Business.  For purposes of this Agreement, the term “Off-Price Family Apparel and/or Off-Price Home Fashions or Furniture Business” shall mean a retail business (however organized or conducted, including any on-line operations) that sells predominantly branded and/or designer merchandise of third parties consisting of family apparel, home fashions and/or furnishings at prices significantly less than or discounted from those of specialty stores and/or department stores and does not operate a conventional or full-markup business or store.  By way of illustration, an “Off-Price Family Apparel and/or Off-Price Home Fashions or Furniture Business” shall include such businesses as The TJX Companies, Inc. and Ross Stores, Inc.

    (b)  Specialty Home Fashions or Furniture Business.  For purposes of this Agreement, the term “Specialty Home Fashions or Furniture Business” shall mean a retail business (however organized or conducted, including any on-line operations) that operates a conventional or full-markup store and sells predominantly its own branded merchandise consisting of furniture, decorative accessories, housewares, bed and bath, and seasonal goods, or any other category of merchandise sold by the Company at the end of the Term that is manufactured specifically for the business, requires a significant degree of handcraftsmanship and, in the case of the Company, is mostly imported directly from foreign suppliers.  By way of illustration, a “Specialty Home Fashions or Furniture Business” shall include such businesses as the Company, Restoration Hardware, Inc., Kirkland’s, Inc., Cost Plus, Inc., which includes stores under the names “World Market” and “Cost Plus World Market,” Williams-Sonoma, Inc., Pottery Barn, Inc. and Bed, Bath & Beyond Inc.

3.  SCOPE OF EMPLOYMENT.

    (a)  Nature of Services.  Executive shall hold the title of President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”).  Executive shall diligently perform the duties and responsibilities of President and Chief Executive Officer of the Company and such additional executive duties and responsibilities as shall from time to time be assigned to Executive by the Board.  In addition, Executive will continue as a director and as an officer of each subsidiary and affiliate of the Company designated by the Board, provided that Executive shall not be obligated to become or remain a director or an officer of any Company subsidiary or affiliate (i) if the organizational documents of which do not provide indemnification provisions reasonably satisfactory to Executive or (ii) which is not covered by the Company’s directors’ and officers’ liability insurance policy.

    (b)  Extent of Services.  Except for illnesses and vacation periods, Executive shall devote substantially all his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement.  However, Executive may (i) make any passive investments where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) participate in charitable or community activities or in trade or professional organizations, or (iii) subject to Board approval (which approval shall not be unreasonably withheld or withdrawn) and compliance with the corporate governance policies of the Company, hold directorships in public companies, except only that the Board shall have the right to limit such services as a director or such participation whenever the Board shall reasonably believe that the time spent on such activities infringes in any material respect upon the time required by Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties.  Executive will not take personal advantage of any business opportunities that arise during the Employment Period that may benefit the Company, its subsidiaries and affiliates.  Executive will promptly report all material facts regarding such opportunities to the Board.  Executive will at all times abide by all of the Company’s Bylaws, policies, practices, procedures, guidelines and rules.

    (c)  Board Membership.  At all times during the Employment Period, the Company will use its reasonable efforts to cause the Board, or an authorized committee thereof, to nominate Executive for election to the Board at each annual meeting of stockholders of the Company held during the Employment Period, and, if nominated, to cause the Board to recommend his election to the stockholders of the Company.

4.  COMPENSATION AND BENEFITS.

    (a)  Base Salary.  Executive will be paid a base salary (“Base Salary”) at the rate hereinafter specified, such Base Salary to be paid in the same manner and at the same times as the Company shall pay base salary to other executive employees.  The rate at which Executive’s Base Salary shall be paid shall be $1,250,000 per calendar year, which may be adjusted at any time and/or from time to time by the Compensation Committee of the Board (“Committee”) as it deems appropriate in its sole discretion.

    (b)  Annual Incentive Award.  During the Employment Period and for the Company’s fiscal years occurring during the Employment Period, Executive will participate in, and Executive’s short-term cash incentive award will be determined by, the senior management short-term incentive cash award plan of the Company (the “Annual Incentive Award”) as adopted by the Board or Committee, as the case may be, from time to time, and then in effect, provided that for purposes of any such plan, Executive’s incentive target for each fiscal year shall be 115% of the Executive’s Base Salary.  Because the Annual Incentive Award is a “Performance Award” under the Company’s 2006 Stock Incentive Plan, as restated and amended (the “Stock Incentive Plan”), and no such award may be paid to any one individual during any calendar year in excess of a certain amount stated in the Stock Incentive Plan (“Performance Award Maximum”), which is currently $3 million, if any amount of the Annual Incentive Award in any calendar year exceeds the Performance Award Maximum (or exceeds a lesser amount that would cause the award when considered in conjunction with all other awards to be paid in the calendar year to exceed the Performance Award Maximum), then the Annual Incentive Award amount shall be reduced to the Performance Award Maximum (or such lesser amount).  The amount of any such excess for such calendar year shall be deferred and paid to the Executive immediately upon the expiration of the six (6) month period following the date of Executive’s “separation from service” (as such term is defined by Section 409A of the Code, and the regulations promulgated thereunder).  Any amounts deferred under this sub-section (b) shall be credited monthly with an amount of interest equal to an annual rate of 3%.

    (c)  Restricted Stock Awards.  For purposes of this Agreement, all restricted shares granted to the Executive under this Agreement shall be referred to collectively as the “Restricted Stock.”  All restricted stock granted to Executive pursuant to the First Renewal shall continue to vest according to the terms set out in the First Renewal and original grant documents.  The Company shall grant Executive additional awards under the Stock Incentive Plan of restricted shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), subject to the terms and conditions set forth in this Agreement.

           (i)  Terms of Restricted Stock Awards.  On the Effective Date, which is the first day of the Company’s 2014 fiscal year, and on the first day of each of the two following fiscal years of the Company (provided Executive is employed by the Company on each such date), the Company will grant Executive, under the Stock Incentive Plan, 375,000 shares of Restricted Stock as follows:

●               180,000 shares will be granted pursuant to the approved form of restricted stock agreement used by the Company for service-based restricted stock grants under the Stock Incentive Plan, which shall, notwithstanding the provisions of such form, include the terms of such Restricted Stock as provided in this Agreement. One-third of such shares will become vested, unrestricted shares of Common Stock respectively on the last day of the Company fiscal year in which the grant occurred and on the last day of each of the following two (2) Company fiscal years, in each case conditioned upon the Executive being employed by the Company on the last day of each such respective Company fiscal year (except as otherwise provided in Sections 7(b) and 7(d) herein).

●               A maximum of 75,000 shares will be granted (the “TSR Performance-Based Shares”) pursuant to the approved form of restricted stock agreement used by the Company for total shareholder return performance-based restricted stock grants under the Stock Incentive Plan, which shall, notwithstanding the provisions of such form, include the terms of such Restricted Stock as provided in this Agreement. All, a portion, or none of such shares will become vested, unrestricted shares of Common Stock following the last day of the Company’s third fiscal year beginning on the date of grant of such 75,000 shares of Restricted Stock (i) based upon the Company’s percentile rank of the Company’s annual equivalent return of the Company’s total shareholder return within the percentile rankings of the annual equivalent return of the total shareholder return of each constituent company within a peer group of companies over the same three-year period and (ii) conditioned upon the Executive being employed by the Company on the last day of such third fiscal year of the Company (except as otherwise provided in Sections 7(b) and 7(d) herein).

●               120,000 shares will be granted (the “EBITDA Performance-Based Shares”) pursuant to the approved form of restricted stock agreement used by the Company for EBITDA performance-based restricted stock grants under the Stock Incentive Plan, which shall, notwithstanding the provisions of such form, include the terms of such Restricted Stock as provided in this Agreement. All, a portion, or none of one-third of such shares will become vested, unrestricted shares of Common Stock on the last day of each Company fiscal year over a three-fiscal-year period beginning on the date of grant upon (i) the Company satisfying certain EBITDA (as hereinafter defined) targets for the Company fiscal year in which the grant occurs and for each of the following two (2) Company fiscal years, which targets are to be established by the Board or the Committee prior to or within the first quarter of each such fiscal year, and (ii) conditioned upon the Executive being employed by the Company on the last day of each such respective Company fiscal year (except as otherwise provided in Sections 7(b) and 7(d) herein).

           (ii)  “EBITDA” Defined.  “EBITDA” shall mean the Company’s adjusted consolidated operating cash earnings before interest, taxes, depreciation and amortization from all domestic and international operations, but not including discontinued operations, unusual or non-recurring charges or recurring non-cash items, each as determined by the Committee.

          (iii)  EBITDA Vesting.  With respect to any EBITDA Performance-Based Shares that vest based on satisfying an EBITDA target for a given fiscal year, vesting shall occur pursuant to the following schedule:

          100% of the EBITDA target – 40,000 shares;

          96% of the EBITDA target – 36,000 shares;

          92% of the EBITDA target – 32,000 shares;

          88% of the EBITDA target – 28,000 shares;

          84% of the EBITDA target – 24,000 shares;

          80% of the EBITDA target – 20,000 shares; and

          Less than 80% of the EBITDA target – None.

Additionally, vesting of shares between the fixed percentage points of the EBITDA target for a given Company fiscal year shall be interpolated.  For example, if 94% of the EBITDA target is achieved, then 34,000 shares would vest.

If the Company’s aggregate consolidated EBITDA for any consecutive fiscal years occurring during a three-fiscal-year period applicable to a grant of EBITDA Performance-Based Shares equals or exceeds the sum of the EBITDA targets for those fiscal years, then any portion of any Performance-Based Shares that did not vest in the first fiscal year shall vest at the time the Performance-Based Shares vest for the second fiscal year.  Further, if the Company’s aggregate consolidated EBITDA for a three-fiscal-year period applicable to a grant of EBITDA Performance-Based Shares equals or exceeds the sum of the EBITDA targets for those three fiscal years, then all of the shares subject to that grant that did not vest shall vest at the time the EBITDA Performance-Based Shares vest for the third fiscal year.

Further, notwithstanding any other provision of this Agreement to the contrary, in the event that the Executive is employed by the Company as of the end of any Company fiscal year, the Executive shall be entitled to the vesting of the EBITDA Performance-Based Shares for that fiscal year, as set forth above, regardless of whether the Executive’s employment terminates prior to the formal determination of vesting (i.e., based on EBITDA calculations) for such fiscal year, as set forth in this Section 4(c).  The formal determination of vesting by the Company with respect to the achieving of the performance targets for vesting of the EBITDA Performance-Based Shares shall occur upon the filing of the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission for each respective Company fiscal year.

The Company shall use its best efforts to ensure that sufficient authorized and unissued or treasury shares of Common Stock are available for grant under the Stock Incentive Plan to issue the Restricted Stock, including, if necessary, attaining the approval by the Company’s shareholders of any amendments to increase the number of shares of Common Stock available for grant under the Stock Incentive Plan.

    (d)  Company’s Supplemental Retirement Plan.  Executive is a participant and will continue to participate in the Pier 1 Imports, Inc. Supplemental Retirement Plan (as then in effect) subject to its terms and provisions.

     (e)  Additional Benefits; Perquisites.  Executive will be eligible to participate in all welfare and fringe benefit plans (other than the supplemental executive retirement plan adopted by the Company in 1986, as restated January 1, 2009) under which senior executives are currently entitled to participate and receive benefits, and to receive all perquisites which the Company provides to its senior executives, in accordance with the terms thereof.  Notwithstanding the foregoing, the Executive shall receive a number of days of vacation as approved by the Committee during each fiscal year of the Company during the Term rather than the vacation earned under the Company’s vacation policy.  Executive shall be entitled to indemnification from the Company pursuant to any and all Company policies (including insurance policies), procedures and/or by-laws to the maximum extent allowed by law.  The Company will pay Executive’s attorneys, Edwards Wildman Palmer LLP, in respect of costs incurred by Executive commencing on or after January 1, 2012 in association with the negotiation and implementation of this Agreement, provided that the payment of such costs by the Company shall not exceed $30,000.00.

5.  REPRESENTATIONS AND WARRANTIES.

     (a)  By the Company.  The Company represents and warrants to Executive that (i) the execution of this Agreement, the grant of the Restricted Stock contemplated hereby, and the issuance of the Restricted Stock have been or will be duly authorized by all requisite corporate action(s) of the Company; (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company; and (iii)  upon the execution and delivery of this Agreement by Executive, this Agreement will be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (b)  By Executive.  Executive represents and warrants to the Company that (i) Executive has the power, authority, and capacity to execute and deliver this Agreement and to perform his obligations under this Agreement, and that the execution and delivery of this Agreement by Executive do not, and the performance of his obligations under this Agreement will not, violate any law, regulation, order, judgment or decree, or breach, violate or conflict with any agreement to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

6.  TERMINATION OF EMPLOYMENT.

     (a)  By the Company.  The Company shall have the right to remove Executive from office and discharge Executive as an employee upon written notice to Executive at any time and for any reason, with or without Cause (as hereinafter defined).  The date on which Executive is discharged as an employee by the Company shall be the last day of the Employment Period.

     (b)  By Executive.  Executive shall have the right to resign as an employee of the Company upon written notice to the Company at any time, with or without Good Reason (as hereinafter defined).  The date on which Executive resigns as an employee of the Company shall be the last day of the Employment Period.

    (c)  Death, Disability, and Incapacity.  Upon the death, Disability or Incapacity of Executive, the date of any such event shall be the last day of the Employment Period.

           (i)  “Disability” shall have the meaning given it in the Company’s long-term disability plan.  In the event of Executive’s Disability, the date on which the Disability is determined to have begun shall be the last day of the Employment Period.

           (ii)  “Incapacity” shall mean a disability (other than Disability within the meaning of above) or other impairment of health that renders Executive unable, with or without reasonable accommodation, to perform his duties to the reasonable satisfaction of the Board which continues for a period of six consecutive months during the Employment Period.  Executive’s employment shall be deemed to be terminated for Incapacity upon the date the Company gives Executive a Notice of Termination pursuant to Section 6(h) hereof, which Notice of Termination shall not be given until after the six-month period for establishing Incapacity, as set forth above, has lapsed.  The date of such Notice of Termination shall be the last day of the Employment Period.

     (d)  “Cause” Defined.  “Cause” shall mean (i) Executive’s conviction of either (A) a felony (excluding traffic violations) or (B) any crime in connection with his employment by the Company that causes the Company a substantial and material financial detriment; (ii) Executive’s commission of any other act involving dishonesty or fraud with respect to the Company; (iii) Executive’s substantial and repeated failure to perform duties as reasonably directed by the Board that are permitted by law and necessary to implement policies or procedures or other actions adopted, authorized or approved by the Board, which failure is not cured to the Board’s reasonable satisfaction within 30 days after written notice thereof is provided to Executive; (iv) Executive’s gross negligence or willful misconduct with respect to his performance under this Agreement which results in a substantial and material financial detriment to the Company; or (v) any material breach by Executive of this Agreement which is not cured to the Board’s reasonable satisfaction within 30 days after written notice thereof to Executive from the Board.

     (e)  “Good Reason” Defined.  “Good Reason” shall mean: (i) any reduction in Executive’s compensation opportunity as set forth in Section 4 of this Agreement (including but not limited to Base Salary, Annual Incentive Award and Restricted Stock Awards); (ii) the greater than de minimis reduction or material adverse modification of Executive’s authority or duties, such as a substantial diminution or adverse modification in Executive’s status or responsibilities, from the authorities being exercised and duties being performed by Executive as of the Effective Date (and as such authorities and duties may be increased from time to time thereafter), or (iii) any material breach by the Company of this Agreement which is not cured to Executive’s reasonable satisfaction within 30 days after written notice thereof to the Board from Executive.  Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for Good Reason by Executive unless Executive has provided written notice to the Company that such circumstance exists within 30 days of Executive’s learning of such circumstance and the Company has failed to cure such circumstance, if curable, within 30 days following such notice; and provided further, that Executive did not previously consent in writing to the action leading to Executive’s claim of resignation for Good Reason.  For the avoidance of doubt, the failure of the Company to meet or exceed EBITDA targets with respect to the vesting of EBITDA Performance-Based Shares, the failure of the Company to satisfy a certain level of percentile rank with respect to the vesting of TSR Performance-Based Shares, or any percentage of either, shall be deemed not to be a reduction in Executive’s compensation opportunity as set forth in Section 4 of this Agreement for the purpose of clause (i) of the first sentence of this Section 6(e).

     (f)  Change in Control.  This Agreement cannot be terminated by either the Company or Executive as a result of a change in control of the Company, and a change in control of the Company does not constitute a Good Reason.

     (g)  Required Resignations.  Whenever Executive’s employment is terminated, Executive shall immediately tender his resignation as a director and as an officer or other position he shall hold with the Company and any subsidiary or affiliated corporations or entities.

     (h)  Notice of Termination.  Any termination of employment by the Company or by Executive shall be communicated by a written Notice of Termination to the other party in accordance with Section 12 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

7.  PAYMENTS, VESTING AND BENEFITS ON TERMINATION.

     (a)  On Account of the Death of the Executive, by the Company for Cause, by Executive without Good Reason.  If Executive’s employment is terminated on account of the death of the Executive, by the Company for Cause or by Executive without Good Reason, Executive’s Base Salary, Annual Incentive Award and other benefits specified in Section 4 shall cease at the time of such termination, to the extent permitted by law, and all Restricted Stock, to the extent not vested, shall terminate and be forfeited by the Executive.  Notwithstanding the foregoing, Executive shall be entitled to receive payment of any amount of Annual Incentive Award that had previously been deferred as provided under Section 4(b) above.

     (b)  By the Company without Cause, or by Executive for Good Reason.  If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive or continue receiving any and all compensation and benefits, as set forth in Section 4 above, to the extent permitted by law, through the date that is the last day of the Employment Period, along with any amount of Annual Incentive Award that had previously been deferred as provided under Section 4(b), provided that any portion of the Restricted Stock which has been granted but has not otherwise become vested and unrestricted as of the termination date shall become vested and unrestricted as of such termination date.  Except as provided in Sections 9 and 13, in addition to the compensation and benefits set forth herein, the Company shall pay to the Executive a severance amount in cash on the last day of the month of the month following the termination date equal to two (2) times the Executive’s Base Salary.

Any in-kind benefits and/or expense reimbursements required to be provided or paid by the Company to the Executive pursuant to this Section 7(b) if Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason shall be paid only if otherwise provided by an in-kind benefit arrangement or expense reimbursement arrangement which is generally provided by the Company to its executives and shall only be paid in accordance with the terms and provisions of such arrangement, which terms and provisions shall upon termination of Executive’s employment be amended, if necessary, to cause the payment or provision of such in-kind benefits and expense reimbursements to satisfy the rules described in Treasury Regulation § 1.409A-3(i)(l)(iv).

     (c)  By the Company for Disability or Incapacity.  If Executive’s employment is terminated by the Company by reason of Disability or Incapacity, Executive shall be entitled to receive or continue receiving any and all compensation and benefits as set forth in Section 4 of this Agreement for a period of thirteen (13) weeks following the date on which such Disability is determined to have begun or thirteen (13) weeks following the Company’s termination of the Executive’s employment due to Incapacity, and Executive will be entitled to receive any amount of Annual Incentive Award that had previously been deferred as provided in Section 4(b).  Any Restricted Stock which has not vested on or before the date of termination of employment due to Disability or Incapacity shall terminate and be forfeited by Executive.  Executive shall be entitled to receive all disability or incapacity payments provided to senior executives under the Company’s then-existing policies of insurance.

     (d)  By Expiration of the Term – Non-Renewal by the Company.  If the Company elects not to renew the Term by providing the appropriate Notice of Termination to the Executive prior to the expiration of the Third Term or any Renewal Term(s) thereafter as set forth in Section 1 (the “Non-Renewal”), and therefore Executive’s employment is terminated by reason of expiration of the Term, the Company, except as provided in Sections 9 and 13, shall pay to the Executive a severance amount in cash on the last day of the month of the month following the last day of the Term equal to two (2) times the Executive’s Base Salary.  Additionally, upon the Non-Renewal by the Company, all Restricted Stock which has been granted but has not otherwise become vested and unrestricted shall become vested and unrestricted on the expiration of the Term, and Executive shall be entitled to receive any amount of Annual Incentive Award that had previously been deferred as provided in Section 4(b).

     (e)  By Expiration of the Term – Non-Renewal by Executive.  If the Executive elects not to renew the Term by providing the appropriate Notice of Termination to the Company prior to the expiration of the Third Term or any Renewal Term(s) thereafter as set forth in Section 1 and therefore Executive’s employment is terminated by reason of the expiration of the Term,  Executive’s Base Salary, Annual Incentive Award and other benefits specified in Section 4 shall cease at the expiration of the Term, to the extent permitted by law, and all Restricted Stock, to the extent not vested, shall terminate and be forfeited by the Executive.  Notwithstanding the foregoing, Executive shall be entitled to receive any amount of Annual Incentive Award that had previously been deferred as provided in Section 4(b).

8.  AGREEMENT NOT TO SOLICIT OR COMPETE.

     (a)  Non-Solicitation.  Upon the termination of employment at any time, then for a period of one year beginning on the day following the end of the Employment Period, Executive shall not under any circumstances employ, solicit the employment of, or accept unsolicited the services of, any “protected person” or recommend the employment of any “protected person” to any other business organization.  A “protected person” shall be a person known by Executive to be employed by the Company or its Subsidiaries (as defined below) or to have been employed by Company or its Subsidiaries within six months prior to the commencement of conversations with such person with respect to employment.  The term “Subsidiary” as used in this Section 8 means a corporation or other entity more than 50 percent of whose outstanding securities or interests representing the right, other than as affected by events of default, to vote for the election of directors or otherwise select a similar governing body is owned by the Company and/or one or more of the Company’s other Subsidiaries.

As to (i) each “protected person” to whom the foregoing applies, (ii) each limitation on (A) employment, (B) solicitation and (C) unsolicited acceptance of services, of each “protected person” and (iii) each month of the period during which the provisions of this Section 8(a) apply to each of the foregoing, the provisions set forth in this subsection (a) are deemed to be separate and independent agreements and in the event of unenforceability of any such agreement, such unenforceable agreement shall be deemed automatically deleted from the provisions hereof and such deletion shall not affect the enforceability of any other provision of this Section 8(a) or any other term of this Agreement.

     (b)  Non-Competition.  During the course of his employment, Executive will have learned many trade secrets of the Company and its Subsidiaries and will have access to confidential information and business plans for the Company and its Subsidiaries.  Therefore, beginning on the day following the end of the Employment Period and continuing for a period of one year thereafter, Executive will not engage, either as a principal, employee, partner, consultant, officer, director or investor (other than a less-than-1% stock interest in a corporation), in a business which is a competitor of the Company and its Subsidiaries.  For purposes of this Section 8(b), a business shall be deemed a “competitor” of the Company and its Subsidiaries only if it engages in the Specialty Home Fashions or Furniture Business.  For purposes of clarity, any business that engages primarily in the Off-Price Family Apparel and/or Off-Price Home Fashions or Furniture Business and/or that engages primarily in the family apparel business (such as Talbot’s, Inc. or The Limited Stores, Inc.), but not in the Specialty Home Fashions or Furniture Business, shall not be deemed a “competitor” of the Company and its Subsidiaries.  Executive agrees that if, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this Section 8(b) shall be determined to be unlawful or otherwise unenforceable, then the coverage of this Section 8(b) shall be deemed to be restricted as to duration, geographical scope or otherwise, as the case may be, to the extent, and only to the extent, necessary to make this Section 8(b) lawful and enforceable in the particular jurisdiction in which such determination is made.

     (c)  Return of Information.  Upon termination of the Employment Period for any reason other than the death of Executive, Executive shall immediately return all trade secrets, confidential information and business plans of the Company, contained in any format, and shall execute a certificate certifying that he has returned all such items in his possession or under his control.

9.  PARACHUTE PAYMENT.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by a national “Big Four” accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.  Any reduction in payments and/or benefits required by this Section 9 shall occur in the following order: (1) any cash payments, (2) any taxable benefits, (3) any nontaxable benefits, and (4) any vesting of equity awards, in each case to the extent necessary to maximize the retained payments.

The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or Executive.  If the Accountants determine that no Excise Tax is payable with respect to a payment or benefit, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such payment or benefit.  Any good faith determination of the Accountants made hereunder shall be final, binding and conclusive upon the Company and Executive.

10.  HSR.  Prior to any acquisition of Common Stock, whether by way of open market purchase, vesting of Restricted Stock, conversion or exercise of options or warrants, or otherwise, and whether or not contemplated by this Agreement (“Acquisition”), Executive and Company will take commercially reasonable efforts in respect of any Acquisition to ensure that Executive complies with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), 15 U.S.C. § 18a, including making any filings required under the HSR Act, paying the necessary filing fees, which will be the sole responsibility of the Executive to pay, and observing the statutory waiting period(s).  Subject to the foregoing, Executive will provide at least 60 days’ written notice to the Company prior to any Acquisition that would require a filing under the HSR Act.

11.  ASSIGNMENT.  The rights and obligations of the Company shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable.

12.  NOTICES.  All notices and other communications required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid.  If sent to the Company the same shall be mailed to the Company at 100 Pier 1 Place, Fort Worth, Texas 76102, Attention: Chairman of the Board, or other such address as the Company may hereafter designate by notice to Executive; and if sent to Executive, the same shall be mailed to Executive at his address set forth in the records of the Company or at such other address as Executive may hereafter designate by notice to the Company.  Notice shall be deemed given on the date shown on the applicable return receipt.

13.  WITHHOLDING; CERTAIN TAX MATTERS.  Anything to the contrary notwithstanding, (a) all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  Notwithstanding anything in the Agreement to the contrary, if the Executive is a “specified employee,” as such term is defined in Section 409A(2)(B) of the Code, at the time of his “separation from service” with the Company, and if any payment or benefit to which he shall become entitled under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, no distribution may be made of any such payment to the Executive and no such in-kind benefits or reimbursement of expenses may be provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of Executive’s “separation from service” (as such term is defined by Section 409A of the Code, and the regulations promulgated thereunder), or (ii) the date of Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.  The payments and benefits to which Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the first payroll date of the Company that is six (6) months and one day following Executive’s separation from service and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein. Each payment pursuant to the Agreement that is due at a different time shall be considered to be a separate payment for purposes of Section 409A of the Code.

14.  GOVERNING LAW.  This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Texas.

15.  ARBITRATION.  In the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute by negotiation or mediation, then such claim or dispute shall be settled exclusively by binding arbitration in Fort Worth, Texas, in accordance with the Texas Arbitration Act and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect.  The arbitration shall be presided over by a panel of three neutral arbitrators, all three of whom will be selected by mutual agreement of Executive and the Company, or, in the absence of such agreement, by a court of competent jurisdiction.  Judgment upon the award rendered by such arbitrators shall be entered by a district court sitting in Tarrant County, Texas, upon the application of either party.  Any issues that cannot be arbitrated, or any relief that must be sought in any court, will be brought exclusively in any state district court sitting in Tarrant County, Texas.

16.  EMPLOYING SUBSIDIARY.  Executive understands and agrees that Executive will, as are the majority of the administrative services employees of the Company, be an employee of the Company’s wholly owned subsidiary, Pier 1 Services Company, a Delaware statutory trust (“Pier 1 Services”), and that all compensation will be paid from Pier 1 Services.  Accordingly, Pier 1 Services is joining as a party to this Agreement in its limited capacity as being the subsidiary from which all payments of cash compensation and other cash payments called for under this Agreement will be made.  All references to the Company in Sections 6(a) and 6(b) above shall be deemed to refer to, in addition to the Company, Pier 1 Services and to all other Subsidiaries of the Company, if any, for which Executive is serving as an employee.

17.  ENTIRE AGREEMENT.  This Agreement represents the entire agreement between the parties relating to the terms of Executive’s employment by the Company during the Term and supersedes all prior written or oral agreements between them, except that any prior agreement(s) concerning any of the following: (i) the terms of Executive’s participation in the Pier1 Imports, Inc. Supplemental Retirement Plan, (ii) any stock options that Executive has been granted, and (iii) any restricted stock that Executive has been granted under the First Renewal or any Restricted Stock that Executive has been granted under this Agreement, shall be valid and in full force and effect according to their terms and, as applicable, the terms under the First Renewal (which for this purpose shall be deemed to be in effect) or the terms of this Agreement, following the execution of this Agreement.

18.  EXECUTION OF AGREEMENT.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

EXECUTIVE

/s/ Alex Smith
Alexander W. Smith

PIER 1 IMPORTS, INC.

By:	/s/ Michael R. Ferrari
Michael R. Ferrari
Chairman of the Board of Directors

PIER 1 SERVICES COMPANY

By:	Pier 1 Holdings, Inc., its managing trustee

	By:	/s/ Michael R. Ferrari
Michael R. Ferrari
Authorized Signatory